Exhibit 5.1

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

April 25, 2007

The Estée Lauder Companies Inc.
767 Fifth Avenue
New York, New York 10153

Ladies and Gentlemen:

We have acted as counsel to The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and/or sale from time to time of $750,000,000 aggregate principal amount of debt securities (the “Debt Securities”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Restated Certificate of Incorporation of the Company, as amended; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; (v) the Indenture, dated as of November 5, 1999, between the Company and U.S. Bank Trust National Association, as successor in interest to State Street Bank and Trust Company, N.A., as trustee (the “Indenture”); and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on and subject to the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including any post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Debt Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities offered thereby and will at all relevant times comply with all applicable laws, (iii) the Company has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference, (iv) all Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, and (v) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities will have been validly executed and delivered by the Company and duly authorized and validly executed and delivered by the other party or parties thereto, we advise you that in our opinion, that when (i) the terms of the Debt Securities to be issued under the Indenture and their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (ii) the Debt Securities have been duly executed and authenticated in accordance with the Indenture and issued, sold and paid for as contemplated in the Registration Statement and any prospectus supplement relating thereto and in accordance with any definitive purchase, underwriting or similar agreement, such Debt Securities will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-3 filed pursuant to Rule 462(b) under the Act.

Very truly yours,
/s/ WEIL, GOTSHAL & MANGES LLP